RECEIVED
AUG 01 2008
SECRETARY OF THE COMMONWEALTH
CORPORATIONS DIVISION

TAX-EXEMPT CALIFORNIA MONEY MARKET FUND

Redesignation of Classes
(The "Instrument")

The undersigned, being at least a majority of the duly elected and qualified Trustees of Tax-Exempt California Money Market Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Article V, Section 5.12 of the Amended and Restated Declaration of Trust, dated June 2, 2008 (the "Declaration of Trust"), do hereby amend the Establishment and Designation of Classes of Shares of Beneficial Interest filed with the Secretary of the Commonwealth of Massachusetts on May 22, 2008, as follows:

1. The class presently designated as Premier Class is hereby redesignated as Premier Shares; the class presently designated as Institutional Class is hereby redesignated as Institutional Shares and all other terms and conditions of the Establishment and Designation of Classes of Shares of Beneficial Interest dated May 22, 2008 remain in effect.

Except as otherwise provided in this Instrument, the foregoing shall be effective upon the filing of this Instrument with the Secretary of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
Richard J. Herring, Trustee	William McClayton, Trustee
Rebecca W. Rimel, Trustee	Axel Schwarzer, Trustee
William N. Searcy, Jr., Trustee	Jean Gleason Stromberg, Trustee
Robert H. Wadsworth, Trustee	